Exhibit 99.1 Press Release

For Immediate Release:	Contact: Rachel Fields
(225) 767 - 8520

MD TECHNOLOGIES ANNOUNCES CLOSING OF INITIAL STOCK

OFFERING AND START OF TRADING

BATON ROUGE, La., July 26, 2004 — MD Technologies Inc. (OTC BB: “MDTO”) is pleased to announce the closing of its initial public stock offering, which raised over $3 million in new capital. MD Technologies’ stock is now traded on the OTC Bulletin Board market operated by NASDAQ and its ticker symbol is “MDTO.” The Baton Rouge-based company went public in December 2003.

“These funds will serve many areas of our company, especially in research and development,” said Jose S. Canseco, chairman and vice president of MD Technologies Inc. “We will continue the proactive research and development of products and services that will revolutionize our field and keep us on the cutting edge of technology.”

Currently, MD Technologies Inc. is developing Electronic Medical Records (EMRs) technology, the next major step in the future of maintaining medical records.

The capital infusion will also support the company’s expanding sales and marketing efforts. MD Technologies has sales teams located across South Louisiana. Recent sales expansion has taken Medtopia to the Houston and Atlanta markets, with anticipated growth from those areas. MD Technologies recently also made its first sale in Mississippi, an area seen as fertile by management. Since going public, sales have grown significantly, with 2004 first quarter figures surpassing all sales for 2003. There have also been over 20 new hires at MD Technologies, all committed to strengthening the product and growing sales.

Medtopia Healthcare Information Systems is the flagship product line of MD Technologies Inc. headquartered in Baton Rouge, La. MD Technologies offers a broad range of services for healthcare management, including practice management systems, billing and accounts receivable management, My Medtopia online access for patients, and Medtopia Mobile, a handheld clinical management tool for healthcare providers. Medtopia services a diverse client base, including practices in Louisiana, Mississippi, Florida, Montana and Emory University in Atlanta, Ga. More information about Medtopia and MD Technologies Inc. is available online at www.medtopia.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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